Exhibit 99.1

United Technologies Announces Future Leadership of Pratt & Whitney
Christopher T. Calio to Succeed Robert Leduc

Farmington, Conn. June 25, 2019 -- United Technologies (NYSE: UTX) today announced the appointment of Christopher T. Calio as president of Pratt & Whitney, effective upon the retirement of Bob Leduc in early 2020.

“I want to thank Bob Leduc for his extraordinary service during his 40-year career at United Technologies,” said UTC Chairman & CEO Greg Hayes. “Bob has played a significant role in shaping Pratt & Whitney as we know it today. He transformed the engine company by driving excellence and empowerment throughout the organization while most recently leading its 40,000 employees through the entry into service of the GTF, F135 and PW800 programs. Bob is one of the most esteemed leaders in aerospace and will leave a lasting imprint on Pratt & Whitney.”

Chris Calio will assume leadership of Pratt & Whitney after serving as president of its commercial engines business since 2017.

“Chris and Bob will work closely together over the next few months to ensure a smooth transition for both our customers and employees,” said Hayes. “Chris has a proven record of performance and his commitment to customers, innovation and growth will position Pratt & Whitney to win for many years to come.”

As president of Pratt & Whitney’s commercial engines business, Calio is responsible for the development, program management, sales, customer support and aftermarket services of the company’s portfolio of large commercial engines, including the P&W GTF engine family.

Previously, Calio served as chief of staff to UTC Chairman and CEO Greg Hayes. He joined United Technologies in 2005 and served in positions of increasing responsibility across the corporation. He holds a bachelor’s degree in political science from Trinity College, and MBA and law degrees from the University of Connecticut.

Cautionary Statement
This press release contains forward-looking statements concerning future business opportunities. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in levels of demand in the aerospace industry, in levels of air travel, and in the number of aircraft to be built; challenges in the design, development, production support, performance and realization of the anticipated benefits of advanced technologies (including our expected returns under customer contracts); as well as other risks and uncertainties, including but not limited to those detailed from time to time in United Technologies Corp.’s Securities and Exchange Commission filings.

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